3(iii) Certificate of Amendment to the Articles of Incorporation of Yes Lifestyles, Inc.

              Certificate of Amendment to Articles of Incorporation
                         For Profit Nevada Corporations
          (Pursuant to NRS 18.385 and 78.390 - After issuance of Stock)


1.   Name of corporation YES LIFESTYLES, INC.

2. The articles have been amended as follows (provide article numbers if available): ARTICLE I IS HEREBY AMENDED AS FOLLOWS:

     THE NAME OF THE CORPORATION IS:

     ENOVA HOLDINGS INC.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series or as may be required by the provisions of the articles of incorporation have voted in favor of the amendment is: unanimous.

4.   Signatures:

     /s/  Jon L. Lawver
     ------------------------
          Jon L. Lawver
          President or Vice President JON L LAWVER

          Jon L. Lawver

     /s/  Jon L. Lawver
     ------------------------
          Jon L. Lawver
          Secretary or Asst. Secretary JON L. LAWVER

State of: CALIFORNIA
County of ORANGE
This instrument was acknowledged before me on DECEMBER 2, 1998 by JON L LAWVER (Name of Person) PRESIDENT-SECRETARY., as designated to sign this certificate of YES LIFESTYLES, INC.(name on behalf of whom instrument was executed)

/s/ Tina L. Johnson
Notary Public Signature

TINA L JOHNSON
Commission a 10997792
Notary Public - California
Orange County
My Comm. Expires Jun 6, 2000 Officer